Exhibit 3.163

CERTIFICATE OF INCORPORATION

OF

RESCARE PENNSYLVANIA HOME HEALTH ASSOCIATES, INC.

The undersigned, acting as incorporator of a corporation organized under and pursuant to the provisions of the General Corporation Law of the State of Delaware, states as follows:

ARTICLE I

Name

The name of the Corporation is ResCare Pennsylvania Home Health Associates, Inc. (hereinafter called the “Corporation”).

ARTICLE II

Registered Office; Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Capital Stock

The total number of shares of stock that the Corporation shall have authority to issue is Three Thousand (3,000) with a no par value.

ARTICLE V

Sole Incorporator

David S. Waskey, whose address is 9901 Linn Station Road, Louisville, Kentucky 40223, is the sole incorporator of the Corporation.

I, The Undersigned, being the sole incorporator hereinabove named, for the purpose of forming a corporation under the General Corporation Law of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and 1 have accordingly set my hand this 7th day of December, 2009.

/s/ David S. Waskey
David S. Waskey, Incorporator